PROSPECTUS

440,000 Shares
Sanders Morris Harris Group Inc.
Common Stock

This prospectus relates to 440,000 shares of our common stock to be offered for sale by the selling shareholders listed on page 12 of this prospectus. These shares were originally issued by us in connection with our strategic partnership with Salient Partners and its affiliates. The shares may be offered for sale from time to time by the selling shareholders in accordance with the plan of distribution described in this prospectus. We will not receive any of the proceeds from the sale of the shares by the selling shareholders. The selling shareholders will bear all sales commissions and similar expenses. Any other expenses incurred by us in connection with the registration and offering and not borne by the selling shareholders will be borne by us.
Our common stock is traded on the Nasdaq National Market tier of the Nasdaq Stock Market under the symbol “SMHG.” On April 4, 2005, the last reported sale price for our common stock on the Nasdaq National Market was $18.00.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

April 5, 2005

SANDERS MORRIS HARRIS GROUP INC.

Sanders Morris Harris Group Inc., or SMHG, is a holding company which, through its five primary operating subsidiaries, Sanders Morris Harris Inc., Salient Partners, L.P., SMH Capital Advisors, Inc., Charlotte Capital, LLC, and Select Sports Group Holdings, LLC, provides a broad range of financial services including institutional, prime, and retail securities brokerage, principal trading, investment research, investment banking, financial and investment advisory services, investment and asset management services, fiduciary services, and professional athlete management and sports marketing. Additionally, we have organized and hold interests in a number of proprietary private equity investment funds that invest primarily in small to medium capitalization companies in a number of industries. We serve a diverse group of institutional, corporate, and individual clients. We maintain [16] offices throughout the U.S., including Houston, Baltimore, Charlotte, Dallas, Ft. Worth, Los Angeles, New York, San Francisco, and Tulsa.

Our principal executive office is at 600 Travis, Suite 3100, Houston, Texas 77002, and our telephone number there is 713-993-4610. We also maintain a website at www.smhgroup.com. Information on our website is not part of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 relating to the common stock offered by this prospectus with the Securities and Exchange Commission, or SEC. This prospectus is a part of that registration statement, which includes additional information. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s Internet site.

We file annual, quarterly, and current reports, proxy statements, and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 450 Fifth Street, Washington, D.C. 20549. You can also request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC. Please call the SEC at 1- 800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from the SEC’s Internet site at http://www.sec.gov.

The SEC’s rules allow us to “incorporate by reference” into this prospectus the information we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information that we file with the SEC after the date of this prospectus and before the offering of shares pursuant to this prospectus is completed will automatically update and, where applicable, supersede information contained in this prospectus or incorporated by reference in this prospectus. In all cases, you should rely on the later information over different information included in this prospectus.

We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 (File No. 000-30066):

•	Annual Report on Form 10-K for the year ended December 31, 2004, filed with the SEC on March 15, 2005;
•	Current Reports on Form 8-K filed with the SEC on February 18, 2005 and March 9, 2005; and
•	Definitive Proxy Statement on Schedule 14A filed with the SEC on May 14, 2004.

All documents we file pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this prospectus and before the later of the completion of the offering of the common stock described in this prospectus and the date the selling shareholders stop offering common stock pursuant to this prospectus shall be incorporated by reference in this prospectus from the date of filing of such documents.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any and all documents referred to above which have been or may be incorporated by reference into this prospectus, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You can request documents by writing or telephoning us at the following address:

Sanders Morris Harris Group Inc.
600 Travis, Suite 3100
Houston, Texas 77002
Attention: Rick Berry
713-993-4614

You should rely only on the information provided in this prospectus, as well as the information incorporated by reference. We have not authorized anyone to provide you with different information. The shares are not being offered in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any documents incorporated by reference is accurate as of any date other than the date of the applicable document.

CAUTIONARY STATEMENT PURSUANT TO THE PRIVATE
SECURITIES LITIGATION REFORM ACT OF 1995

We have included or incorporated by reference in this prospectus statements that may constitute “forward-looking statements” within the meaning of the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include statements about our future and statements that are not historical facts. These forward-looking statements are usually preceded by the words “intend,” “may,” “will,” “should,” “could,” “plan,” “expect,” “anticipate,” “estimate,” “believe,” “predict,” “potential,” or similar expressions, whether in the negative or affirmative. These forward-looking statements represent only our belief regarding future events, many of which, by their nature, are inherently uncertain and outside of our control. It is possible that our actual results may differ, possibly materially, from the anticipated results indicated in these forward-looking statements.

We caution you not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. Our operations are subject to several uncertainties, risks, and other influences, many of which are outside our control any one of which could cause our results to be significantly different from management’s expectations, and thus from the results discussed in the forward looking statements. Information regarding important factors that could cause actual results to differ, perhaps materially, from those in our forward-looking statements is contained in this prospectus, particularly under the heading “Risk Factors” below and in documents incorporated by reference in this prospectus. We do not assume any obligation to update any forward-looking statement we make.

RISK FACTORS

An investment in our common stock entails a significant degree of risk and, therefore, should be undertaken only by investors capable of evaluating the merits and risks of an investment and capable of bearing the risk that such an investment represents. You should carefully consider the following factors before making a decision to invest in our common stock. The following list is not a complete list of all risks involved.

Risks relating to the nature of the financial services business.

The securities brokerage, investment banking, financial advice, and asset management industries are highly competitive. If we are not able to compete successfully against current and future competitors, our business and results of operation will be adversely affected.

The markets for our financial services and securities businesses are highly competitive. The principal competitive factors influencing our financial services businesses are:

•	professional staff,
•	reputation in the marketplace,
•	existing client relationships,
•	ability to commit capital to client transactions, and
•	mix of market capabilities.

Our ability to compete effectively in our securities brokerage and investment banking activities is also influenced by the adequacy of our capital levels and by our ability to raise additional capital.

We compete directly with numerous other national and regional full service broker-dealers and, to a lesser extent, with discount brokers; investment banking firms; investment advisers; and securities subsidiaries of major commercial bank holding companies. We also compete for asset management and fiduciary services with commercial banks, private trust companies, mutual funds, insurance companies, financial planning firms, venture capital funds, private equity funds, and other asset managers. Many of our competitors have greater personnel and financial resources than we do. Larger competitors are able to advertise their products and services on a national or regional basis and may have a greater number and variety of distribution outlets for their products. In addition to competition from firms currently in the securities business, there has been increasing competition from others offering financial services, including automated trading and other services based on technological innovations. In addition, some competitors have much more extensive investment banking activities than we do and, therefore, may possess a relative advantage in accessing deal flow and capital.

Increased pressure created by current or future competitors, or by our competitors collectively, could materially and adversely affect our business and results of operations. Increased competition may result in reduced revenue and loss of market share. Further, as a strategic response to changes in the competitive environment, we may from time to time make certain pricing, service, or marketing decisions or acquisitions that also could materially and adversely affect our business and results of operations. We cannot assure you that we will be able to compete successfully against current and future competitors. In addition, new technologies and the expansion of existing technologies may increase the competitive pressures on us.

Competition also extends to the hiring and retention of highly skilled employees. A competitor may be successful in hiring away an employee or group of employees, which may result in our losing business formerly serviced by such employee or employees. Such competition can also raise our costs of hiring and retaining the key employees we need to effectively execute our business plan.

We may experience reduced revenue due to downturns or disruptions in the securities markets that reduce market volumes, securities prices, and liquidity, which can also cause counterparties to fail to perform.

The securities business is, by its nature, subject to significant risks, particularly in volatile or illiquid markets, including:

•	the risk of trading losses,
•	losses resulting from the ownership or underwriting of securities,
•	counterparty failure to meet commitments,
•	customer fraud,
•	employee fraud,
•	issuer fraud,
•	errors and misconduct,
•	failure in connection with the processing of securities transactions,
•	and litigation.

As an investment banking and securities firm, changes in the financial markets or economic conditions in the United States and elsewhere in the world could adversely affect our business in many ways. The securities business is directly affected by many factors, including economic and political conditions, broad trends in business and finance, legislation and regulation affecting the national and international business and financial communities, currency values, inflation, market conditions, the availability and cost of short-tern and long-term funding and capital, the credit capacity or perceived creditworthiness of the securities industry in the marketplace and the level and volatility of interest rates. These and other factors can contribute to lower price levels for securities and illiquid markets.

A market downturn could lead to a decline in the volume of transactions that we execute for our customers and, therefore, to a decline in the revenues we receive from commissions and spreads. Unfavorable financial or economic conditions would likely reduce the number and size of transactions in which we provide underwriting, financial advisory, and other services. Our corporate finance revenues, in the form of financial advisory and underwriting fees, are directly related to the number and size of the transactions in which we participate and would therefore be adversely affected by a sustained market downturn. Lower price levels of securities may result in reduced management fees calculated as a percentage of assets managed. In periods of low volume or price levels, profitability is further adversely affected because certain of our expenses remain relatively fixed.

Sudden sharp declines in market values of securities can result in illiquid markets and the failure of counterparties to perform their obligations, which could make it difficult for us to sell securities, hedge securities positions, and invest funds under management, as well as increases in claims and litigation, including arbitration claims from customers. In such markets, we may incur reduced revenue or losses in our principal trading, market making, investment banking, and advisory services activities.

We are also subject to risks inherent in extending credit to the extent our clearing brokers permit our customers to purchase securities on margin. The margin risk increases during rapidly declining markets when collateral values may fall below the amount our customer owes us. Any resulting losses could adversely effect our business, financial condition, and operating results.

There are market, credit, and liquidity risks associated with our market making, principal trading, arbitrage, and underwriting activities. We may experience significant losses if the value of our marketable security positions deteriorates.

We conduct securities trading, market making, and investment activities for our own account, which subjects our capital to significant risks. These activities often involve the purchase, sale, or short sale of securities as principal in markets that are characterized as relatively illiquid or that may be particularly susceptible to rapid fluctuations in liquidity and price. These market conditions could limit our resale of purchased securities or the repurchase of securities sold short. These risks involve market, credit, counterparty, and liquidity risks, which could result in losses for us. Market risk relates to the risk of fluctuating values and the ability of third parties to whom we have extended credit to repay us. Counterparty risk relates to whether a counter party on a transaction will fulfill its contractual obligations, which may include delivery of securities or payment of funds. Liquidity risk relates to our inability to liquidate assets or redirect illiquid investments.

In our underwriting and merchant banking, asset management, and other activities, we may have large position concentrations in securities of, or commitments to, a single issuer or issuers engaged in a specific industry. As an underwriter, we may incur losses if we are unable to resell the securities we committed to purchase or if we are forced to liquidate our commitment at less than the agreed purchase price. Also, the trend, for competitive and other reasons, toward larger commitments on the part of lead underwriters means that, from time to time, as an underwriter (including a co-manager), we may retain significant position concentrations in individual securities. These concentrations increase our exposure to specific credit and market risks.

Our business is dependent on the services of skilled professionals and may suffer if we lose the services of our executive officers or other skilled professionals.

We depend on the continuing efforts of our executive officers and senior management. That dependence may be intensified by our decentralized operating strategy. If executive officers or members of senior management leave us, until we attract and retain qualified replacements, our business or prospects could be adversely affected.

We derive our financial services revenues from the efforts of senior management and retail investment executives, and research, investment banking, retail and institutional sales, trading, asset management, and administrative professionals. Our future success depends, in a large part, on our ability to attract, recruit, and retain qualified financial services professionals. Demand for these professionals is high and their qualifications make them particularly mobile. These circumstances have led to escalating compensation packages in the industry. Up front payments, increased payouts, and guaranteed contracts have made recruiting these professionals more difficult and can lead to departures from current employees. From time to time we have experienced, and we may in the future experience, losses of sales and trading, research, and investment banking professionals and difficulty in hiring and retaining highly skilled employees. Departures can also cause client defections due to close relationships between clients and the professionals. If we are unable to retain our key employees or attract, recruit, integrate, or retain other skilled professionals in the future, our business could suffer.

We generally do not have employment agreements with our employees or senior executive officers. We attempt to retain our employees with incentives such as the issuance of stock subject to continued employment. These incentives, however, may be insufficient in light of increasing competition for experienced professionals in the securities industry, particularly if our stock price declines or fails to appreciate sufficiently to be a competitive source of a portion of a professionals compensation.

Litigation and potential securities laws liabilities may adversely affect our business and may, in turn, negatively affect the market price of our common stock.

Many aspects of our business involve substantial risks of liability, litigation, and arbitration, which could adversely affect us. In the normal course of business, we have been and may be named as defendants or co-defendants in civil litigation and arbitration proceedings arising from our business activities as a broker-dealer. Some of these risks include potential liability under securities or other laws for materially false or misleading statements made in connection with securities and other transactions, potential liability for the advice we provide to participants in corporate transactions, and disputes over the terms and conditions of complex trading arrangements. These risks often may be difficult to assess or quantify and their existence and magnitude often remain unknown for substantial periods of time. The plaintiffs in litigation or arbitration may allege misconduct by our investment executives, claiming, for example, that investments sold by them were unsuitable for the plaintiffs’ portfolios, or that they engaged in excessive trading in the plaintiffs’ accounts. Though we have not historically incurred material liability for these problems, we are not immune to them and substantial liabilities from these matters could occur. Substantial legal liability against us could have a material financial effect or cause significant reputational harm to us, which in turn could seriously harm our business prospects.

In recent years, there has been a substantial amount of litigation involving the securities brokerage industry, including class action lawsuits seeking substantial damages and other suits seeking punitive damages. Companies engaged in the underwriting of securities, as we are, are subject to substantial potential liability, including for material misstatements or omissions in prospectuses and other communications in underwritten offerings of securities or statements made by securities analysts. These liabilities can arise under federal securities laws, similar state statutes, and common law doctrines. The risk of liability may be higher for an underwriter that, like us, is active in the underwriting of securities offerings for emerging and middle-market companies, because of the higher degree of risk and volatility associated with the securities of these companies. The defense of these or any other lawsuits or arbitration proceeding may divert the efforts and attention of our management and staff, and we may incur significant legal expense in defending litigation or arbitration proceedings.

We are highly dependent on proprietary and third party systems, so systems failures could significantly disrupt our business, which may, in turn, negatively affect the market price of our common stock. Operational risks may disrupt our business, result in regulatory action against us, or limit our growth.

Our business is highly dependent on our ability to process, on a daily basis, a large number of transactions across numerous and diverse markets, and the transactions we process have become increasingly complex. Consequently, we rely heavily on our communications and financial, accounting, and other data processing systems, including systems provided by out clearing brokers and service providers. We face operational risk arising from mistakes made in the confirmation or settlement of transactions or from transactions not being properly recorded, evaluated, or accounted.

If any of these systems do not operate properly or are disabled, we could suffer financial loss, a disruption of our business, liability to clients, regulatory intervention, or reputational damage. Any failure or interruption of our systems, the systems of our clearing broker, or third party trading systems could cause delays or other problems in our securities trading activities, which could have material adverse effect on our operating results. In addition, our clearing brokers provide our principal disaster recovery system. We cannot assure you that we or our clearing brokers will not suffer any systems failures or interruption, including one cause by earthquake, fire, other natural disaster, power or telecommunications failure, act of God, act of war, or otherwise, or that our or our clearing brokers’ back-up procedures and capabilities in the event of any such failure or interruption will be adequate.

The inability of our systems to accommodate an increasing volume of transactions could also constrain our ability to expand our business.

Risks related to the regulation of our business

Our securities broker-dealer, investment adviser, trust company, and athlete management subsidiaries are subject to substantial regulations. If we fail to comply with these regulations, our business will be adversely affected.

Our businesses are subject to extensive regulation under both federal and state laws. Sanders Morris Harris Inc. is registered as a broker-dealer with the SEC and National Association of Securities Dealers, Inc., or NASD; SMH Capital Advisers Inc., Salient Capital Management, LLC, and Charlotte Capital, LLC are registered with the SEC as investment advisers; and Pinnacle Trust Co. LTA, is licensed as a trust company by the Texas Banking Commissioner. In addition, all of the agents and contract advisors employed by Select Sports Group Holdings, LLC must be certified by the National Football League Players Association.

The SEC is the federal agency responsible for the administration of federal securities laws. In addition, self-regulatory organizations, principally the NASD, NASD Regulation, Inc., and the securities exchanges, are actively involved in the regulation of broker-dealers. We are also subject to regulation by state securities commissions in those states in which we do business. The principal purpose of regulation and discipline of broker-dealers is the protection of customers and the securities markets rather than protection of creditors and stockholders of broker-dealers. Broker-dealers are subject to regulations that cover all aspects of the securities business, including sales methods, trade practices among broker-dealers, use and safekeeping of customers’ funds and securities, capital structure of securities firms, record-keeping, and the conduct of directors, officers, and employees.

The SEC, NASD, other self-regulatory organizations, and state securities commissions may conduct administrative proceedings that can result in:

•	censure, fines, or civil penalties;
•	issuance of cease-and-desist orders;
•	deregistration, suspension, expulsion of a broker-dealer or investment adviser;
•	suspension or disqualification of the broker-dealer’s officers or employees; or
•	other adverse consequences.

The imposition of any penalties or orders or us could have a material adverse effect on our operating results and financial condition. The investment banking and brokerage businesses have recently come under scrutiny at both the state and federal level and the cost of compliance and the potential liability for non-compliance has increased as a result.

Our financial services businesses may be materially affected not only by regulations applicable to our subsidiaries as financial market intermediaries, but also by regulations of general application. For example, the volume of our underwriting, merger and acquisition, and principal investment business in a given period could be affected by existing and proposed tax legislation, antitrust policy, and other governmental regulations and policies (including the interest rate policies of the Federal Reserve Board), and changes in interpretation or enforcement of existing laws and rules that affect the business and financial communities.

Our trust subsidiary, Pinnacle Trust Co. LTA, is subject to the Texas Trust Company Act, the rules and regulations under that act, and supervision by the Texas Banking Commissioner. These laws are intended primarily for the protection of Pinnacle Trust’s clients, not its equity owners.

The regulatory environment in which we operate is also subject to change. Our business may be adversely affected as a result of new or revised legislation, changes in rules promulgated by the SEC, NASD, and other self-regulatory organizations. We may also be adversely affected by changes in the interpretation or enforcement of existing laws and rules by the SEC and NASD.

Our ability to comply with laws and rules relating to our financial services business depends in large part upon maintaining a system to monitor compliance, and our ability to attract and retain qualified compliance personnel. Although we believe we are in material compliance with these laws and regulations, we may not be able to comply in the future. Any noncompliance could have a material adverse effect on our business.

In addition, each agent and contract advisor employed by our athlete management and sports marketing affiliate, Select Sports Group Holdings, LLC, is subject to certification by the National Football League Players Association, or NFLPA, and must comply with the regulations and code of conduct of the NFLPA applicable to agents and contract advisors. The failure of an agent or contract advisor to comply with the applicable regulations and code of conduct could result in the suspension or revocation of the agent’s certification, which would preclude the agent from representing any athletes in contract negotiations and could have a material adverse effect on our athlete management and sports marketing business.

The business operations of Sanders Morris Harris Inc. and Pinnacle Trust Co. LTA may face limitations due to net capital requirements.

As a registered broker-dealer, Sanders Morris Harris Inc. is subject to the net capital rules administered by the SEC and NASD. These rules, which specify minimum net capital requirements for registered broker-dealers and NASD members, are designed to assure that broker-dealers maintain adequate net capital in relation to their liabilities and the size of their customers’ business. These requirements have the effect of requiring that a substantial portion of a broker-dealer’s assets be kept in cash or highly liquid investments. Failure to maintain the required net capital may subject a firm to suspension or revocation of its registration by the SEC and suspension or expulsion by the NASD and other regulatory bodies. Compliance with these net capital rules could limit operations that require extensive capital, such as underwriting or trading activities. Additionally, our trust subsidiary, Pinnacle Trust Co., LTA, is required to maintain minimum net capital of $1.5 million.

These net capital rules could also restrict our ability to withdraw capital in situations where our broker-dealer and trust company subsidiaries have more than the minimum required capital. We may be limited in our ability to pay dividends, implement our strategies, pay interest or repay principal on our debt, and redeem or repurchase our outstanding shares. In addition, a change in these net capital rules or new rules affecting the scope, coverage, calculation, or amount of the net capital requirements, or a significant operating loss or significant charge against net capital, could have similar effects.

Risks relating to owning our common stock

We may experience fluctuations in our quarterly and annual operations results due to the nature of our business and therefore fail to meet profitability expectations.

Our revenues and operating results may fluctuate from quarter to quarter and from year to year due to a combination of factors. These factors include:

•	the number of underwriting and merger and acquisition transactions completed by our clients and the level and timing of fees we receive from those transactions;
•	the level of institutional and retail brokerage transactions and the level of commissions we receive from those transactions;
•	levels of assets under our management;
•	changes in the market valuations of investments held by proprietary investment funds that we organized and manage and of companies in which we have invested as a principal;
•	the timing of recording of asset management fees and special allocations of income, if any;
•	the realization of profits and losses on principal investments;
•	variations in expenditures for personnel, consulting, and legal expenses; and
•	the expenses of establishing any new business units, including marketing and technology expenses.

Our revenues from an underwriting transaction are recorded only when the underwriting is completed. Revenues from merger or acquisition transactions are recorded only when the retainer fees are received or the transaction closes. Accordingly, the timing of recognition of revenue from a significant transaction can materially affect our quarterly and annual operating results. We have a certain level of fixed costs in our investment banking operations. As a result, we could experience losses in these operations if demand for our services is lower than expected.

Our common stock price may be volatile, which could adversely affect the value of your shares. Our common stock may trade at prices below your purchase price.

The market price of our common stock may be subject to significant fluctuations in response to many factors, including:

•	our perceived prospects,
•	the perceived prospects of the securities and financial services industries in general,
•	differences between our actual financial results and those expected by investors and analysts,
•	changes in securities analysts’ recommendations or projections,
•	our announcements of significant contracts, milestones, or acquisitions,
•	sales of our common stock,
•	changes in general economic or market conditions, including condition in the securities brokerage and investment banking markets,
•	changing conditions in the industry of one of our major client groups, and
•	fluctuations in stock market price and volume.

Many of these factors are beyond our control. Any one of the factors noted herein could have an adverse effect on the value of our common stock. Our common stock may trade at prices below your purchase price. Also, the stock markets periodically experience significant price and volume volatility which may affect the market price of our common stock for reasons unrelated to us or our operating performance.

If these or other factors cause the price of our common stock to fluctuate, our common stock may trade at prices significantly below your purchase price.

Because our board of directors can issue common stock without stockholder approval, you could experience substantial dilution.

Our board of directors has the authority to issue up to 100,000,000 shares of common stock and to issue options and warrants to purchase shares of our common stock without stockholder approval in certain circumstances. Future issuance of additional shares of our common stock could be at values substantially below the price at which you may purchase our stock and, therefore, could represent substantial dilution. In addition, our board of directors could issue large blocks of our common stock to fend off unwanted tender offers or hostile takeovers without stockholder approval.

Our ability to issue preferred stock could adversely affect your rights as a common stockholder and could be used as an anti-takeover device.

Our charter allows our board to serially issue preferred stock and to determine its rights, powers, and preferences. Future preferred stock issued under the board’s authority could enjoy preferences over our common stock as to dividends, distributions, and voting power. Holders of preferred stock could, for example, be given the right to separately elect some number of our directors in all or specified events, or an independent veto right over certain transactions, and redemption rights and liquidation preferences assigned to preferred stockholders could affect the residual value of your common stock. We could also use the preferred stock to deter or delay a change in control that may be opposed by management even if the transaction might be favorable to you as a common stockholder.

Anti-takeover provisions of the Texas Business Corporation Act and our charter could discourage a merger or other type of corporate reorganization or a change in control even if it could be favorable to the interest of our stockholders.

Provisions of our corporate documents and Texas law may delay or prevent an attempt to obtain control of our company, whether by means of a tender offer, business combination, proxy contest, or otherwise. These provisions include:

•	the authorization of “blank check” preferred stock;
•	a limitation on the removal of directors only for cause, and then only on approval of the holders of two-thirds of the outstanding voting stock;
•	a restriction on the ability of shareholders to take actions by less than unanimous written consent; and
•	a restriction on business combinations with interested parties.

Our officers and directors exercise significant control over our corporate governance and affairs, which may result in their taking actions with which you do not agree.

Our executive officers and directors, and entities affiliated with them, currently control approximately 32% of our outstanding common stock including exercise of their options. These stockholders, if they act together, will be able to exercise substantial influence over the outcome of all corporate actions requiring approval of our stockholders, including the election of directors and approval of significant corporate transactions, which may result in corporate action with which you do not agree. This concentration of ownership may also have the effect of delaying or preventing a change in control and might affect the market price of our common stock.

USE OF PROCEEDS

We will not receive any proceeds from the sale of our common stock by the selling shareholders under this prospectus.

SELLING SHAREHOLDERS

The following table sets forth certain information with respect to the ownership of common stock held by each selling shareholder and the number of shares of common stock offered by each selling shareholder under this prospectus. Assuming that the selling shareholders offer all of their shares of our common stock, the selling shareholders will not have any beneficial ownership except as otherwise provided in the table. The information in the table has been supplied by the selling shareholders. The shares are being registered to permit the selling shareholders and certain of their respective donees, transferors, or other successors in interest to offer the shares for resale from time to time. The selling shareholders may sell all, some, or none of their shares in this offering. See “Plan of Distribution.”

	Shares Owned Prior			Shares Owned After
Selling Shareholders	Offering (1)		Shares Being	Offering (2)
	Number	Percentage	Offered (1)	Number	Percentage
A. Haag Sherman (3)(4)	110,650	*	110,650	0	*
Andrew B. Linbeck (3)(4)	110,650	*	110,650	0	*
John A. Blaisdell (3)(4)	110,649	*	110,649	0	*
Jeremy Radcliffe (3)(4)	49,601	*	49,601	0	*
Mark M. Yusko (3)	15,780	*	15,780	0	*
J. Matthew Newtown (3)(4)	13,277	*	13,277	0	*
John E. Price (3)(4)	13,277	*	13,277	0	*
Adam L. Thomas (3)(4)	13,277	*	13,277	0	*
The Redstone Companies, L.P.(3)(5)	2,839	*	2,839	0	*

* Less than one percent.
(1)
Ownership is determined in accordance with Rule 13d-3 under the Exchange Act. The actual number of shares beneficially owned and offered for sale is subject to adjustment and could be materially less or more than the estimated account indicated depending upon factors which we cannot predict at this time.

(2)	Assumes each selling shareholder offers and sells all of his shares offered hereby to persons who are not affiliates of the selling shareholders.
(3)
The selling shareholder received the shares included in this table as part of our strategic partnership with Salient Partners that we entered into on April 28, 2003, either (a) as a distribution from 740 Partners, L.P., which received the shares in exchange for its contribution to Salient Partners, L.P. of its limited partner interests in Salient Advisors, L.P. and Salient Capital, L.P. and/or (b) in exchange for interests that we acquired in The Endowment Fund GP, L.P. (“TEF GP”) and its general partner, The Endowment Fund Management, LLC. TEF GP is the general partner of The Endowment Registered Fund, L.P. and The Endowment Master Fund, L.P., two registered closed-end funds, affiliated with Salient Partners. The shares of common stock issued in this transaction, which are being offered hereby, were issued in a transaction not involving a public offering and exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.

(5)
Each of these individuals is employed by Salient Capital Management, LLC, the general partner of Salient Partners, L.P. We own a 50% general partner interest in Salient Capital Management, LLC and a 50% limited partner interest in Salient Partners, L.P.

(5)	The general partner of The Redstone Companies, L.P. is TRC, Inc. David L. Solomon and David C. Shindeldecker exercise voting and investment authority over the shares held by this shareholder.

PLAN OF DISTRIBUTION

The selling shareholders and their pledges, donees, transferees, or other successors in interest, may offer and sell, from time to time, some or all of the shares of common stock covered by this prospectus. We have registered the shares of common stock covered by this prospectus for offer and sale by the selling shareholders so that these shares may be freely sold to the public by them. Registration of the shares of common stock covered by this prospectus does not mean, however, that those shares necessarily will be sold. We will not receive any proceeds from any sale by the selling shareholders of the common stock. See “Use of Proceeds.” We will pay all costs, expenses, and fees in connection with the registration of the shares of common stock, including fees of our counsel and accountants, fees payable to the SEC and listing fees. The selling shareholders will pay all underwriting discounts and commissions and similar selling expenses, if any, attributable to the sale of the shares of common stock covered by this prospectus.

The selling shareholders, including their pledges, donees, transferees, or other successors in interest, may sell their shares of common stock under this prospectus from time to time, at market prices prevailing at the time of sale, at prices related to market prices, a fixed price, prices subject to change, or negotiated prices, by a variety of methods including:

•	through one or more broker-dealers acting as either principal or agent;
•	through one or more underwriters on a firm commitment or best-efforts basis;
•	directly to one or more purchasers;
•	in a block trade in which a broker-dealer will attempt to sell a block of shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	through agents; or
•	in any combination of these methods.

These sales may be effected in one or more of the following transactions (which may involve crosses and block transactions);

•	on any securities exchange or the Nasdaq Stock Market;
•	in the over-the-counter market;
•	in privately negotiated transactions;
•	through the writing of options, whether the options are listed on an option exchange or otherwise; or
•	through the settlement of short sales.

Broker-dealers, underwriters, or agents may receive compensation in the form of discounts, concessions, or commission from the selling shareholder or the purchasers. These discounts, concessions, or commissions may be more than those customary for the transaction involved. If any broker-dealer purchases the shares of common stock as principal, it may effect resales of the shares through other broker-dealers, and other broker-dealers may receive compensation from the purchasers for whom they act as agents. Sanders Morris Harris Inc., our subsidiary, may be one such underwriter. The maximum commission or discount (including reimbursable expenses and the value of any warrant received by the member or broker-dealer) to be received by any NASD member or independent broker-dealer in connection with any offering of common stock under this prospectus will not exceed 8.0% of the gross proceeds of the offering.

Sanders Morris Harris Inc., our broker dealer subsidiary, is a member of the NASD and may participate in distributions of the shares of common stock covered by this prospectus or act as broker or dealer in connection with the sale of shares. Any offerings of shares of common stock covered by this prospectus in which Sanders Morris Harris Inc. participates will conform to applicable requirements set forth in Rule 2720 of the Conduct Rules of the NASD, including that no sales may be made to discretionary accounts by any NASD member without the prior specific written approval of the customer.

Any NASD member that participates in an offering of the shares of common stock covered by this prospectus must comply with, and make any filings required by Rule 2710 of the Conduct Rules of the NASD.

To comply with the securities laws of some states, if applicable, the shares may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

The selling shareholders and any underwriters, broker-dealers, or agents that participate in the sale of the shares may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions, or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling shareholders who are “underwriters” within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. The selling shareholders may agree to indemnify any agent, dealer, or broker-dealer that participates in transactions involving sales of the shares of common stock against certain liabilities, including liabilities arising under the Securities Act.

Any shares covered by this prospectus which qualify for sale under Rule 144 of the Securities Act may be sold under Rule 144 rather than under this prospectus. A selling shareholder may not sell any shares described in this prospectus and may not transfer, devise or gift these securities by other means not described in this prospectus.

At any time of a particular offer of the shares of common stock covered by this prospectus is made, a revised prospectus or prospectus supplement, if required, will be distributed which will set forth the specific shares to be sold, the names of the selling shareholders, the respective purchase prices and public offering prices, the names of any agent, dealer, or underwriter, and any applicable commissions or discounts with respect to the offer. Such prospectus supplement and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the shares of common stock covered by this prospectus.

DESCRIPTION OF OUR CAPITAL STOCK

Our articles of incorporation authorize us to issue 10,000,000 shares of preferred stock, par value $.01 per share, none of which are outstanding, and 110,000,000 shares of stock, consisting of 100,000,000 shares of common stock, par value $.01 per share, 17,808,572 shares of which were issued and outstanding as of December 31, 2004. The following summary description of our capital stock is not complete and does not give effect to applicable statutory or common law. The summary is also subject to applicable provisions of our charter.

Common Stock

Each holder of our common stock is entitled to one vote for each share of common stock owned of record in the election of directors and on all other matters on which shareholders are entitled or permitted to vote. Holders of our common stock do not have cumulative voting rights. Therefore, subject to any voting rights that may be later granted to holders of our preferred stock, under our bylaws, holders of a plurality of the shares of common stock present in person or represented by proxy at the meeting and entitled to vote can elect all of our directors. Subject to the rights of any outstanding series of our preferred stock, the common shareholders are entitled to dividends when and if declared by our board of directors out of funds legally available for that purpose. Our common stock is not subject to any calls or assessments. Upon liquidation or dissolution, common shareholders are entitled to share ratably in all net assets distributable to shareholders after payment of any liquidation preferences to holders of our preferred stock. Holders of our common stock have no redemption, conversion, or preemptive rights.

Preferred Stock

We can issue shares of our preferred stock without shareholder approval. Our board can issue up to 10,000,000 shares of preferred stock in one or more series and can determine, for any series of preferred stock, the terms and rights of the series, including:

•	the number of shares, designation, and stated value of the series;
•	the rate and times at which dividends will be payable on shares of the series, and the status of dividends as cumulative or non-cumulative and as participating or non-participating;
•	the voting rights, if any, for shares of the series;
•	any prices, times, and terms at or on which shares of the series may be redeemed;
•	any rights and preferences of shares of the series upon any liquidation, dissolution, or winding up of our affairs or any distribution of our assets;
•	any rights to convert shares of the series into, or exchange shares of the series for, shares of any other class of our stock;
•	the terms of any retirement or sinking fund for shares of the series;
•	any limitations on the payment of dividends or making of distributions on, or the acquisition of, our common stock or any other junior class of stock;
•	any conditions or restrictions on our indebtedness or issuances of any additional stock; and
•	any other powers, preferences, and relative, participating, optional, and other special rights, and their limitations.

Any issuance of our preferred stock may adversely affect the voting powers or rights of the holders of our common stock.

Certain Anti-Takeover Matters

Our articles of incorporation and bylaws contain provisions that could impede our acquisition by a tender or exchange offer, a proxy contest, or otherwise. This summary of these provisions is subject to the pertinent sections of our articles of incorporation and bylaws and the Texas Business Corporation Act.

Preferred Stock. Our board may issue a series of our preferred stock that could, depending on its terms, impede the completion of a merger, tender offer, or other takeover attempt. Any board decision to issue such stock will be based on the board’s judgment as to the best interests of the company and its shareholders. Our board may issue preferred stock having terms that could discourage an acquisition attempt through which an acquiror could otherwise change the composition of the board of directors, including a tender or exchange offer or other transaction that some, or a majority, of our shareholders might believe to be in their best interests, or in which shareholders might receive a premium for their stock over its then-market price.

Removal of Directors. Our articles of incorporation provide that directors may be removed only for cause, and then only by the affirmative vote of holders of at least two-thirds of all outstanding voting stock.

Shareholder Meetings. Our articles of incorporation provide that our shareholders can act at an annual or special meeting. The articles are silent as to shareholder action by written consent in lieu of a meeting. Therefore, under Texas law, shareholder action by less than unanimous consent is not permitted. Our articles of incorporation and bylaws provide that special meetings of shareholders may be called only by a majority of the board of directors, the chairman of the board, or the president. The business that may be conducted at any special meeting of shareholders is limited to the business brought before the meeting as set forth in the notice of the meeting. These provisions would prevent non-director shareholders from taking action by written consent or otherwise without proper notice to the board.

Our bylaws require advance notice to us of any business to be brought by a shareholder before an annual meeting of shareholders and establish procedures to be followed by shareholders in nominating persons for election to our board. Generally, these provisions require written notice to the secretary of the company by a shareholder: (1) if the shareholder proposes to bring any business before an annual meeting, and (2) if the shareholder wants to nominate any person for election to our board of directors, in each case not less than 60 nor more than 180 days before the anniversary date of the immediately preceding annual meeting of shareholders (with certain exceptions if the date of the annual meeting is different by more than specified periods from the anniversary date). The shareholder’s notice must set forth specific information regarding the shareholder and his business and director nominee, as described in our bylaws.

Anti-Takeover Statutes. As a Texas corporation, we are subject to Article 13 of the Texas Business Corporation Act. In general, Article 13 prevents an “affiliated shareholder” (defined generally as a person owning 20% or more of a corporation’s outstanding voting stock) from engaging in a “business combination” (as the act defines that term) with a Texas corporation for three years following the date the person became an affiliated shareholder unless:

•
before the person became an affiliated shareholder, the board of directors of the corporation approved the transaction in which the affiliated shareholder became interested or approved the business combination; or

•
following the transaction in which the person became an affiliated shareholder, the business combination was approved by the board of directors of the corporation and authorized by the affirmative vote of the holders of 66 2/3% of the outstanding voting stock of the corporation not owned by the affiliated shareholder at a meeting of shareholders duly called not less than six months after the transaction in which the affiliated shareholder became affiliated.

Article 13’s restrictions do not apply to business combinations with an affiliated shareholder who became affiliated through a transfer of shares by will or intestate succession and was continuously affiliated until the business combination announcement date or business combinations involving a domestic wholly owned subsidiary not affiliated with the affiliated shareholder other than through his interest in the parent corporation.

Transfer Agent and Registrar.

The transfer agent and registrar for our common stock is Computershare Investor Services, Cleveland, Ohio.

LEGAL MATTERS

The validity of the shares of our common stock offered in this prospectus will be passed upon for us by Thompson & Knight, LLP, Houston, Texas.

EXPERTS

The consolidated financial statements of Sanders Morris Harris Group Inc. as of December 31, 2004 and 2003, and for each of the three years in the period ended December 31, 2004, have been incorporated by reference herein in reliance on the report of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report refers to a change in the method of accounting for goodwill in 2002.